Exhibit 10.1

ANGELO R. MOZILO, LL.D.	4500 Park Granada
Chairman and Chief Executive Officer	Calabasas, California 91302
(818) 225-3000
January 25, 2008
Countrywide Financial Corporation
4500 Park Granada
Calabasas, CA 91302
Attention: Sandor E. Samuels
                  Executive Managing Director and Chief Legal Officer
Dear Sandy,
     Reference is made to the transactions (the “Merger”) contemplated by that certain Agreement and Plan of Merger by and among Countrywide Financial Corporation (the “Company”), Bank of America Corporation and Red Oak Merger Corporation dated as of January 11, 2008 (the “Merger Agreement”). This letter sets forth my agreement to waive certain payments and benefits that I might otherwise become entitled to pursuant to the terms of the Employment Agreement by and between me and the Company dated as of December 22, 2006 (the “Employment Agreement”) upon certain qualifying terminations of my employment following the Merger. I hereby acknowledge and agree that, notwithstanding anything to the contrary in the Employment Agreement, upon termination of my employment by the Company without “Cause” or by me for “Good Reason” (as such terms are defined in the Employment Agreement) following the Merger, I shall in no event be entitled to, and I fully waive any right to, (i) the cash severance payment under Section 6(e) of the Employment Agreement, and (ii) the pro-rated incentive compensation award under Section 4(b)(iii) of the Employment Agreement.
     In addition, effective as of the completion of the Merger, the Company and I hereby agree that the Consulting Agreement by and between me and the Company deemed to be executed as of February 28, 2006 in accordance with Section 8 of the Employment Agreement (the “Consulting Agreement”) shall be terminated and of no further force or effect. Accordingly, I acknowledge and agree that upon my cessation of service as an employee and member of the Board of Directors of the Company following the Merger, I will not be entitled to any of the payments or benefits contemplated by the Consulting Agreement.

Sandor E. Samuels
Executive Managing Director and Chief Legal Officer
Countrywide Financial Organization
January 25, 2008

     This letter does not otherwise affect any other rights or obligations that I may have under the Employment Agreement or any other agreements between me and the Company or the compensation and benefit plans of the Company in which I participate. In the event that the Merger is not consummated, this letter shall become null and void.

Very truly yours,

/s/ Angelo R. Mozilo

Angelo R. Mozilo
Agreed to and acknowledged
as of the 25th day of January, 2008:

By:	/s/ Sandor E. Samuels

Name:	Sandor E. Samuels
Title:	Executive Managing Director and Chief Legal Officer